Exhibit 11.3

Independent Auditor's Consent

We consent to the inclusion of our report dated May 14, 2018, with respect to the consolidated financial statements of MogulREIT I, LLC as of as of December 31, 2017 and 2016, and for the year ended December 31, 2017 and for the period March 2, 2016 through December 31, 2016, in this Regulation A Offering Circular on Form 1-A of MogulREIT I, LLC. We also consent to the reference to our firm under the caption "Experts."

/s/ CohnReznick LLP

Bethesda, Maryland

May 14, 2018